Exhibit 10.1

GOVERNMENT OF SAMOA

SHARE SALE AND PURCHASE AGREEMENT

January 21, 2011

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (“Agreement”) is made on this 21st day of January 2010, by and between THE GOVERNMENT OF THE INDEPENDENT STATE OF SAMOA, acting by and through the Minister of Finance, the Honourable Niko Lee Hang (hereinafter referred to as the “Seller”), and AST Telecom L.L.C a duly incorporated company having its principal office at 78 Laufou Shopping Ctr., Pago Pago, American Samoa 96799 (hereinafter referred to as the “Buyer”)

RECITALS

WHEREAS, Seller is the owner of one hundred percent (100%) of the shares in SamoaTel Limited, a Samoan company engaged in the provision of telecommunications services and with its principal place of business at Apia, Samoa (the “Company”); and

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller shares in the Company equal to seventy five percent (75%) of the total share capital in the Company (such shares equal to seventy five percent (75%) of the total share capital in the Company hereinafter referred to as the “Shares”) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings unless otherwise specifically defined therein;

“Authorization” includes: (a) any consent, registration, filing, agreement, notice of nonobjection, notarization, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and (b) in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

“Business” means the business of providing telecommunications services in Samoa, and any related services associated with the provision and operation of such telecommunications services, carried on by the Company as of the date of this Agreement.

“Business Day” means a day on which banks are open for business in Apia, Samoa, excluding a Saturday, Sunday or a public holiday.

“Buyer’s Warranties” means the Buyer’s representations and warranties set out in Schedule 2 of this Agreement.

“Company” has the meaning set forth in the recitals to this Agreement.

“Completion” means completion of the sale and purchase of the Shares pursuant to Article 4.

“Completion Date” means February 14, 2011, or such other date as the parties may agree.

“Confidentiality Agreement” means the confidentiality deed entered into between the Seller and the Buyer(or in the case of an approved consortium, the affiliate of Buyer who participated in the auction process as a prequalified party) as a prerequisite to participate in the auction process for the sale of the Shares.

“Dollars,” “US$” and “$” means the lawful currency of the United States of America.

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of the above.

“Encumbrance” means an interest or power: (a) reserved in or over an interest in any asset; or (b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power; in either case by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes any agreement to grant or create any of the above, but excludes liens arising in the ordinary course of business by operation of law and title retention with respect to stock in trade.

“Government Agency” means any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the Independent State of Samoa.

“Immediately Available Funds” means cash, wire transfer, or other method of payment as the Buyer and Seller may agree in writing.

“Intellectual Property” means all material items of industrial and intellectual property rights and interests used by the Company in the Business, including: (a) trademarks, domain names, business names, patents, utility models, copyrights, designs, plant variety rights and eligible layout rights; and (b) inventions, discoveries, trade secrets, know-how, computer software, source codes and object codes.

“Loss” means any loss, including any damage, claim, action, liability, cost, expense, charge, penalty, outgoing or payment and legal costs and expenses on a full indemnity basis.

“Material Adverse Effect” means any material adverse change in, or material adverse effect on, the assets, liabilities, business or operations of the Company taken as a whole.

“Purchase Price” means USD $11,000,000 – Eleven million United States Dollars and zero cents.

“Shareholders Agreement” means the shareholders agreement the form of which is attached hereto as Exhibit A.

“Tax” means any present or future tax, levy, impost, deduction, charge, duty, compulsory loan or withholding of whatever kind and whether direct or indirect, including but not limited to income tax, capital gains tax, recoupment tax. V.A.G.S.T,, payroll tax, tax instalment deduction, fringe benefits tax, profit tax, interest tax, property tax, undistributed profits tax, withholding tax, municipal rates, stamp duty, import duty (and any related interest, penalty, fine or expense in connection with any of them) levied or imposed by any Government Agency.

“Warranties” mean the warranties and representations of the parties set forth in Schedules 1 and 2 of this Agreement.

1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) headings and bold type are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) words importing a gender include any gender;

(d) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e) a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(f) a reference to any legislation includes any change to, consolidation or replacement of it, whether passed by the same or another Government Agency with legal power to do so, and any delegated legislation or proclamation issued under it;

(g) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(h) a reference to a party to a document includes that party’s successors and permitted assigns;

(i) no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Agreement or that specific provision;

(j) a covenant or agreement on the part of two or more persons binds them jointly and severally;

(k) a reference to an agreement other than this Agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(m) a reference to a “claim” includes any claim or cause of action and whether made at law, in equity or under statute;

(n) a reference to a body, other than a party to this Agreement (including an institute, association or authority), whether statutory or not: (i) which ceases to exist; or (ii) whose powers or functions are transferred to another body, in either case is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(o) the word “including” means “including but not limited to” and the words “include” and “includes” have corresponding meanings; and

(p) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

ARTICLE 2

SALE AND PURCHASE

2.1 Sale of Shares. Subject to and upon the terms and conditions set forth in this Agreement, at the Completion, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in the Shares.

2.2 Associated rights. The Seller shall sell the Shares together with all rights: (a) attached to them as at the date of this Agreement; and (b) which accrue between the date of this Agreement and Completion.

2.3 Title and risk. Title to and risk in the Shares passes to the Buyer upon Completion.

ARTICLE 3

SELLER PRE-COMPLETION OBLIGATIONS

3.1 Carrying on of the Business. Subject to Section 3.2, between the date of this Agreement and Completion, the Seller as sole shareholder of the Company, shall ensure that:

(a) the business of the Company is conducted in the ordinary course;

(b) the Company does not create an Encumbrance over any of its assets;

(c) the Company does not issue, sell or otherwise dispose of, any shares, options or securities which are convertible into shares in the Company; and

(d) the Company does not alter its rules or any other constitutional or governing documents;

(e) the Company does not declare, set aside, or pay any dividend or make any distribution with respect to Seller’s or the Company’s membership or equity interests;

(f) the Company does not sell, lease, transfer, or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(g) the Company does not accelerate, terminate, modify, or cancel any material contract;

(h) the Company does not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person outside the ordinary course of business;

(i) the Company does not issue any note, bond, or other debt security, or create, incur, assume, or guarantee any indebtedness outside the ordinary course of business; and

(j) the Company does not suffer, engage in any practice, take any action, or enter into any transaction that causes a Material Adverse Effect.

3.2 Permitted acts. Before Completion, and notwithstanding that set forth in Section 3.1 above, the Seller or the Company may do anything:

(a) expressly contemplated in this Agreement;

(b) to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(c) which is necessary for the Company to meet its legal or contractual obligations; or

(d) approved by the Buyer, such approval not to be unreasonably withheld or delayed.

ARTICLE 4

COMPLETION

4.1 Date and Place. Completion shall take place at 10:00 A.M. local time on the Completion Date at the Ministry of Finance, Level 6 Conference Room, Central Bank Building of Samoa, or such other place upon which the parties may agree.

4.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at Completion, Buyer shall pay the Purchase Price to Seller in United States Dollars in immediately available funds.

4.3 Seller Deliveries. At Completion, the Seller must:

(a) give the Buyer share certificates for the Shares;

(b) give the Buyer a completed instrument of transfer for the Shares to the Buyer, executed by the Seller;

(c) give the Buyer the written resignations for all Company directors and the Company secretary to be effective immediately following the board meeting described in Section 4.4 hereto; and

(d) give the Buyer a certificate, dated as of the Completion Date, and signed by a duly authorized officer of the Seller, certifying that each of the Seller’s Warranties are true in all material respects on and as of the Completion Date.

4.4 Board Meetings. At Completion, the Seller must ensure that a meeting of the directors of the Company is convened and conducts the following business:

(a) in the case of the Company only, approval of the registration of the Buyer as the holder of the Shares in the books of the Company, subject to the payment of Duty on the transfer of those Shares;

(b) appointment of the Buyer’s nominees as directors, secretaries and officers of the Company; and

(c) alteration of the registered office of the Company to the registered office nominated by the Buyer.

4.5 Execution of Shareholder Agreement. The Buyer shall execute the Shareholder Agreement and the Seller shall either (a) execute the Shareholder Agreement or (b) cause the Unit Trust of Samoa to execute the Shareholder Agreement as the case may be.

4.6 Completion. Completion is taken to have occurred when each party has performed all its obligations under this Section 4.

4.7 Seller Completion Conditioned on Regulatory Approvals. Following execution of this Agreement, Seller shall seek approval of the transaction by the independent Office of the Regulator. Notwithstanding anything to the contrary herein, satisfaction by Seller of its obligations to Complete this Agreement is conditioned upon obtaining such approval. In the event such approval is not obtained by the Completion Date, Seller shall be under no obligation to perform its obligations in this Section 4 and may, at its sole and absolute discretion, “Cancel” the “Auction Process” for the sale of the Shares as such terms are defined in the “Bidding Rules” issued by the Government of the Independent State of Samoa to govern the Auction Process. In such case, Buyer shall have not any rights, advantages, damages or indemnities resulting from Seller’s failure to Complete this Agreement or Cancellation of the Auction Process. Prior to the “Auction Date”, as such term is defined in the Bidding Rules, the Government has obtained a conditional approval of the Office of the Regulator to transfer a majority interest in the Company to Buyer.

ARTICLE 5

WARRANTIES; CERTAIN REMEDIES AND LIMITATIONS

5.1 Seller’s Warranties. Subject to the qualifications and limitations in this Article 5, the Seller gives the Seller’s Warranties in favor of the Buyer on the date of this Agreement and on the Completion Date. The Seller acknowledges that the Buyer has entered into this Agreement in reliance on the Seller’s Warranties.

5.2 Buyer’s Warranties. Subject to the qualifications and limitations in this Article 5, the Buyer gives the Buyer’s Warranties in favor of the Seller on the date of this Agreement and on the Completion Date. The Buyer acknowledges that the Seller has entered into this Agreement in reliance on the Buyer’s Warranties.

5.3 No Reliance. The Buyer acknowledges and agrees that:

(a) it has entered into this Agreement in reliance solely on its own judgement after satisfactory independent inquiry, inspection and investigation of the affairs of the Company and it had the opportunity to conduct a due diligence review of the Company before entering into this Agreement;

(b) it has sought and obtained legal advice, including local legal advice, concerning this Agreement and the transactions contemplated herein;

(c) any statement, representation, term, conduct, warranty, condition, promise or undertaking made, given, implied or agreed to by the Seller or any representative or adviser of the Seller (or by the Company or any employee, officer or representative of the Company) in any prior negotiation, arrangement, understanding, discussion, correspondence or agreement has no effect except to the extent expressly set forth in this Agreement; and

(d) except for the Seller’s Warranties, no other statement, representation or other conduct of the Seller or any representative or adviser of the Seller has been relied on by the Buyer or has induced or influenced the Buyer to enter into this Agreement.

5.4 Indemnification.

(a) Indemnification by Seller. Subject to the provisions and limitations set forth in this Article 5, from and after Completion, Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, employees, advisors and affiliates (the “Buyer Indemnified Parties”) against the net amount of all claims, losses, damages, actions, liabilities, costs, expenses, charges, penalties (hereinafter a “Loss” and collectively “Losses”) due to, based upon, arising out of or resulting from any breach of any Seller’s Warranties.

(b) Indemnification by Buyer. Subject to the provisions and limitations set forth in this Article 5, from and after Completion, Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, advisors and affiliates (the “Seller Indemnified Parties”) against the net amount of all Losses due to, based upon, arising out of or resulting from any breach of any Buyer’s Warranties.

5.5 Monetary and Time Limitations. A party’s right to make a claim for breach of a Warranty is limited as follows:

(a) The breaching party is not liable in respect of a claim for breach of a Warranty unless the other party has given written notice to the breaching party setting out the details of the claim in question in respect of claims which relate to the Warranties, within one (1) year after the Completion Date;

(b) The maximum aggregate amount which a party may recover from the other party in respect of all claims is the Purchase Price.

(c) Notwithstanding the foregoing, a party shall not be required to indemnify the other party unless and until the aggregate amount of all such claims against said party exceeds ten percent (10%) of the Purchase Price (the “Threshold”) and then the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, will be entitled to recover Losses in excess of the Threshold. Claims thereafter may be asserted regardless of amount; and provided further that a party’s maximum liability to Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall not exceed the Purchase Price.

5.6 Disclosures. Each Seller’s Warranty is subject to, and no claim may be made in respect of, any fact, matter or circumstance:

(a) provided for in this Agreement;

(b) disclosed in any publicly published record; or

(c) within the actual knowledge of the Buyer as of the date of this Agreement or which ought to have been known by the Buyer as of the date of this Agreement.

5.7 Further Limitations. The Seller is not liable for any claim, and the Buyer must not make any claim, to the extent that:

(a) the claim is made good, offset (including as a result of an expenditure being tax deductible) or compensated for by any other means to the Buyer or the Company, including any Loss which is recoverable by the Buyer (or by any affiliate of Buyer) under a policy of insurance;

(b) a provision, reserve or accrual has been made (or otherwise taken account of or reflected in) in the accounts of the Company as of Completion for any fact, matter or circumstance on which the claim is based;

(c) the claim arises or is increased as a result of anything done or not done after the Completion Date by the Buyer or any person acting, or purporting to act, on behalf of the Buyer, except an act done or omission made in reliance on this Agreement;

(d) the claim arises as a result of: (i) the enactment or amendment of any legislation or regulation (including legislation which has a retrospective effect or any increase in the rates of Tax announced after the date of this Agreement); (ii) a change in the judicial interpretation of any law after the date of this Agreement; (iii) a change in the administrative practice of any Government Agency after the date of this Agreement; or (iv) a change in any market condition, whether or not foreseeable, and including any authorizations for new licenses or licensees that may compete against the Company;

(e) the matter giving rise to the claim is remediable and, within thirty (30) Business Days after receiving written notice of the claim, the Seller materially remedies the matter;

(f) the claim arises or is increased as a result of a failure by the Buyer to take reasonable steps to avoid or mitigate its Loss;

(g) the claim is for loss of profits, or special, indirect or consequential losses or damages (whether or not foreseeable);

(h) the claim arises out of or relates to any forecast, opinion, estimate, model, budget, projection or any other statement relating to future events;

(i) the claim arises out of or is increased as a result of an act or omission by or on behalf of the Seller where the Buyer has consented to that act or omission; or

(j) the claim relates to a liability that is contingent, unless and until the liability becomes an actual liability and is due and payable.

5.7 Enforcement of Claims. A party is not entitled to pursue a claim for a breach of a Warranty unless, within six (6) months after it notifies the breaching party of the claim, it has instituted and served legal proceedings against the breaching party in relation to the claim.

5.8 Indemnification Payments as Purchase Price Adjustment. Any monetary compensation received by the Buyer as a result of any breach of any Seller’s Warranty under this Agreement shall be considered a reduction of the Purchase Price. Any monetary compensation received by the Seller as a result of any breach of any Buyer’s Warranty under this Agreement shall be considered an increase of the Purchase Price.

5.9 Remedies. The sole remedy for breach of any of the Warranties is damages in accordance with (and subject to) this Section 5 and in no event are the parties entitled to rescind this Agreement for breach of a Warranty.

5.10 Mitigation. The Buyer must ensure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Loss in respect of any claim or possible claim under the Seller’s Warranties.

5.11 General Indemnification Procedures.

(a) In the event that any party incurs or suffers any Losses with respect to which indemnification may be sought by such party pursuant to this Article 5, the party seeking indemnification (the “Indemnitee”) must assert the claim by giving written notice (a “Claim Notice”) to the party from whom indemnification is sought (the “Indemnifying Party”). The Claim Notice must state the nature, basis and amount (if known) of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third party claim, it must be accompanied by a copy of any written notice of the third party claimant. If the Claim Notice is being given by reason of any third party claim, it shall be given in a timely manner but in no event more than 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice within such time period shall not relieve the Indemnifying Party of any liability for indemnification under this Article, except to the extent that the Indemnifying Party is prejudiced thereby. If the amount of the claim is not known at the time the Claim Notice is given, the Indemnitee shall also give notice of such amount to the Indemnifying Party at such time as the amount of the claim is reasonably ascertainable. Each Indemnifying Party to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claim Notice is received by Indemnifying Party. Any Claim Response shall specify whether or not the Indemnifying Party disputes the claim described in the Claim Notice in whole or in part. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnifying Party elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then such claim shall be conclusively deemed to be an obligation of such Indemnifying Party. Subject to the applicable limitations set forth in this Article 5, if any Indemnifying Party shall be obligated to indemnify an Indemnitee hereunder, such Indemnifying Party shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period (or at such later time as the amount is ascertainable) the amount to which such Indemnitee shall be entitled.

(b) The Indemnitee shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

(c) Except as hereinafter provided, in the case of third party claims for which indemnification is sought, the Indemnifying Party shall have the option at its cost: (x) to conduct any proceedings or negotiations in connection therewith; (y) to take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnitee by such third party)); and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a “Voluntary Participation”) in any proceedings relating to any third party claim. The Indemnifying Party shall, within 45 days of receipt of the Claim Notice notify the Indemnitee of its intention to assume the defense of the claim (a “Defense Notice”). Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle) a claim. If the Indemnifying Party declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this Article 5 shall represent indemnifiable Losses under this Agreement. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled (except with the consent of the Indemnitee) to take any of the actions referred to in clauses (x), (y), (z) of the first sentence of this subparagraph unless: (a) the third party claim involves principally monetary damages; (b) the Indemnifying Party shall have expressly agreed in writing that, as between the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be solely obligated to satisfy and discharge such third party claim; and (c) the Indemnifying Party has the financial capacity to take over the defense of such claim.

ARTICLE 6

ANNOUNCEMENTS

6.1 Agreed Announcement. Immediately after this Agreement has been executed, the parties shall make an announcement to the media in a form approved by the Seller.

6.2 Further Publicity and Confidentiality. Subject to Section 6.3:

(a) neither party may disclose the provisions of this Agreement or the terms on which the Shares are sold (other than the Purchase Price) without the prior written consent of the other party (which consent shall not be unreasonably withheld);

(b) each party must keep secret and confidential all information obtained from the other party or the Company in accordance with the Confidentiality Agreement; and

(c) each party must ensure that its directors, officers, employees, agents and advisers comply in all respects with this Section 6.2.

6.3 Legal Requirements. A party may disclose anything in respect of this Agreement as required by applicable law, but to the extent possible, it must consult with the other party before making the disclosure and use reasonable efforts to agree on the form and content of the disclosure.

ARTICLE 7

DUTIES, COSTS AND EXPENSES

7.1 Duties. The Buyer must pay any Duties or Taxes in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed under this Agreement. Notwithstanding the foregoing, Buyer shall not be responsible for payment of Duties or Taxes relating to the operation and statutory obligations of SamoaTel that become due and payable prior to the Completion Date and relate to periods prior to the Completion Date.

7.2 Costs and Expenses. Subject to Section 7.1, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Agreement and any other agreement or document entered into or signed under this Agreement, Any action to be taken by the Buyer or the Seller in performing its obligations under this Agreement must be taken at its own cost and expense unless otherwise explicitly provided in this Agreement.

ARTICLE 8

GENERAL

8.1 Notices.

(a) Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this Agreement:

(i) must be in legible writing and in English addressed as shown below:

(A) if to the Seller:

Address: Ministry of Finance, CBS Building, Level 6, Apia, Samoa

Attention: The Chief Executive Officer

Facsimile: +685 21312

(B) if to the Buyer:

Address: AST Telecom L.L.C

Attention: President and CEO

Facsimile: +684 699 6593

or as specified to the sender by any party by notice;

(ii) where the sender is a company, must be signed by an officer or under the common seal of the sender;

(iii) is regarded as being given by the sender and received by the addressee:

(A) if by delivery in person, when delivered to the addressee;

(B) if by post, 3 Business Days from and including the date of postage; or

(C) if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery, but if the delivery or receipt is on a day which is not a Business Day or is after 4:00 p.m. (addressee’s time) it is regarded as received at 9:00 a.m. on the following Business Day; and

(iv) can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(c) In this Section 8.1 reference to an addressee includes a reference to an addressee’s officers, agents or employees.

8.2 Governing law and jurisdiction

(a) This Agreement is governed by the laws of the Independent State of Samoa.

(b) Each party irrevocably submits to the exclusive jurisdiction of the courts of the Independent State of Samoa.

8.3 Prohibition; Enforceability

(a) Any provision of, or the application of any provision of, this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b) Any provision of, or the application of any provision of this Agreement, which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Agreement in that or any other jurisdiction.

(c) The application of this Section 8.3 is not limited by any other provision of this Agreement in relation to severability, prohibition or enforceability.

8.4 Waivers. Any waiver or election in relation to a provision of or a right or remedy arising under this Agreement must be in writing and signed by the party granting the waiver. A failure or delay in exercise, or partial exercise, of a right, power, authority, discretion or remedy arising from a breach of or default under this Agreement, does not result in a waiver of that right, power, authority, discretion or remedy.

8.5 Variation. A variation of any term of this Agreement must be in writing and signed by the parties.

8.6 Cumulative rights. The powers of a party under this Agreement do not exclude any other power.

8.7 Non-merger and survival of Warranties. Neither the Warranties nor any other provision of this Agreement merges upon Completion. The Warranties survive Completion for the time periods set forth herein.

8.8 Further assurances. Each party must do all things necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

8.9 Third party rights. No person (including, but not limited to, an employee) other than the Buyer and the Seller has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this Agreement.

8.10 Entire agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter of any term of this Agreement.

8.11 Assignment. A party may not assign its rights or obligations under this Agreement without the prior written consent of the other party which shall be given in such party’s sole and absolute discretion.

Executed by the parties as an agreement:

Signed and executed by the Honourable Minister

of Finance, Honourable Niko Lee Hang, for and on

behalf of the Government of the Independent

State of Samoa

/s/ Niko Lee Hang
Hon. Niko Lee Hang in the presence of:

{Witness Name} Assistant Attorney General
{Witness title} Attorney Generals Office
{Address}

Signed and executed by Adolfo Montenegro
President and CEO of AST Telecom, LLC

/s/ Adolfo Montenegro
Adolfo Montenegro
President and CEO in the presence of:

/s/ Danielle C. King
Danielle C. King
CFO, AST Telecom, LLC
P.O. Box 478
Pago Pago, AS 96799

SCHEDULE 1

SELLER’S WARRANTIES

Except as set forth in the Disclosure Schedule delivered by Seller to Buyer (the “Disclosure Schedule”), of which this Schedule 1 is a part, and in the documents and other materials identified in the Disclosure Schedule, Seller represents and warrants to Buyer as set forth below as of the date of this Agreement and as of the Completion Date.

1. Shares and capital

1.1 Title. The Seller is the legal and beneficial owner of the Shares and all such Shares are free of all Encumbrances and any third party rights.

1.2 Consents. The Seller is able to sell and transfer the Shares without the consent of any other person and such Shares are free of any pre-emptive rights or rights of first refusal.

1.3 Fully paid. The Shares are fully paid and no money is owing in respect of them.

1.4 Issue of other securities. The Company is not under any obligation to issue, and has not granted to any person the right to call for the issue of, any shares or other securities of the Company at any time.

1.5 Capitalization. On the date hereof, the authorized share capital of the Company is SAT 15,801,230.04 and all capital is paid up and authorized. All of the issued and outstanding shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller (including affiliates of Seller). There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, distribution rights or transferability of shares with respect to any shares of the Company.

2. Authority of Seller

2.1 Authorizations. The Seller has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms.

2.2 Power to sell. The Seller has full power to enter into and perform its obligations under this Agreement and can do so without the consent of any person.

2.3 No legal impediment. The execution, delivery and performance by the Seller of this Agreement complies with:

(a) any and all laws, regulations, Authorizations, rulings, judgments, orders or decrees of any Government Agency; and

(b) any Encumbrance which is binding on the Seller.

3. Authority of the Company

3.1 Corporate existence. Except where the failure would not have a Material Adverse Effect, the Company:

(a) has the power to own its assets and carry on its Business as it is now being conducted;

(b) is registered and validly existing under the laws of the Independent State of Samoa and is not required to be registered in any other place; and

(c) does not carry on business in any place other than the Independent State of Samoa.

3.2 Compliance with constituent documents. The affairs of the Company have been conducted in accordance with the articles of association of the Company, except where the failure to do so would not have a Material Adverse Effect.

3.3 Authorizations. To Seller’s knowledge, the Company has all necessary Authorizations material to the conduct of the Business and the Company complies in all material respects with the terms of those Authorizations.

3.4 State-Owned Enterprise Registration. The Company is properly registered; as a State-Owned Enterprise (“SOE”). Promptly following Completion, Seller will undertake (with the cooperation of Buyer, as required) to de-register the Company as an SOE.

4. Assets

4.1 Ownership. The Company possesses valid ownership or leasehold rights in all assets utilized in the present conduct of its Business, except where the failure to have such rights would not have a Material Adverse Effect.

4.2 Encumbrances. The Company has not granted or created, or agreed to grant or create, any Encumbrances in respect of the assets of the Company, except in the ordinary course of business.

5. Intellectual Property

5.1 Ownership. The Company beneficially owns or has a right to use all the Intellectual Property utilized in the present conduct of its Business, except where the failure to have such ownership or rights would not have a Material Adverse Effect.

5.2 No infringement. So far as the Seller is aware, the use by the Company of the Intellectual Property does not materially breach or infringe any rights of any other person.

6. Properties; Leases

6.1 Properties. The Company has no freehold interests in land.

6.2 Leases. The Company possesses valid leasehold rights on land utilized in the present conduct of its Business, except where the failure to have such valid leasehold rights would not have a Material Adverse Effect.

7. Contracts. Seller has made available to Buyer a correct and complete copy or a description of all outstanding active contracts material to the operations of the Company (“Material Contracts”). As of the date of this Agreement, all Material Contracts are valid, binding and enforceable against the Company, and to the Seller’s knowledge, the other parties thereto, in accordance with their terms and are in full force and effect and, as to each Material Contract, there does not exist thereunder any defaults on the part of the Company, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) will constitute a default thereunder on the part of Company, which default has had or would have a Material Adverse Effect. The Company has not received any written claim from any other party to any Material Contract that the Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder, except any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

8. Litigation.

8.1 Company not a party to any litigation. The Company is not party to any prosecution or litigation, or subject to any investigation by any Government Agency, in respect of the Business the result of which could reasonably have a Material Adverse Effect.

8.2 No litigation pending or threatened. To Seller’s knowledge, no investigation, prosecution or litigation referred to in warranty 8.1 is pending or threatened.

9. Solvency. The Company is solvent and has not gone into liquidation or passed a winding up resolution or deregistered.

10. Insurance. All premiums due under each of the Company’s insurance policies have been paid and nothing has been done or left undone which would make any of them void, voidable or unenforceable.

11. Subsidiaries. The Company has no subsidiaries.

12. Financial Statements. Each of the financial statements provided to Buyer in the Disclosure Schedule, including any related notes (“Financial Statements”): (i) is true, complete, and correct in all material respects as of its respective date, and (ii) presents fairly the financial position of the Company in all material respects as of the dates and for the periods indicated.

13. Absence of Certain Events. Since the dates of the respective Financial Statements, the Company has conducted its operations in the ordinary course of business, and the Company has not suffered a Material Adverse Effect.

14. Legal Compliance. The Company has complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

15. Permits. The Company has all permits, licenses and any similar authority necessary for the conduct of its business as now conducted, except where the failure to have such permits, licenses or similar authority would not have a Material Adverse Effect. The Company is not in default in any respect under any of such permits, licenses or similar authority, except for such defaults that would not have a Material Adverse Effect. The Company currently holds all permits, licenses, authorizations, certificates, exemptions and approvals of governmental bodies or other persons necessary to conduct the businesses in which it is engaged and to own and use the facilities and properties owned and used by it (collectively, “Permits”), except where the failure to have such permits, licenses or similar authority would not have a Material Adverse Effect. Each such Permit is valid and in good standing with the issuer of the Permit and is not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (A) the Company has not received any written notice from any governmental body revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (B) the Company is in material compliance with the requirements of all Permits.

16. Tax Matters. Except to the extent that a failure or inaccuracy would result in a Material Adverse Effect:

(a) The Company has filed all tax returns that it was required to file under applicable laws and regulations and has reported all of its net income, if any, on its tax returns. All such tax returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All taxes due and owing by the company (whether or not shown on any tax return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of the Company.

(b) The Company has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c) No manager or officer (or employee responsible for tax matters) of the Company and its Subsidiaries expects any authority to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against the Company.

17. Accounts Receivable and other Indebtedness. All accounts receivable and other indebtedness of the Company are reflected properly in the Company’s Financial Statements. All accounts receivable have been incurred in the ordinary course of business.

18. Environmental, Health and Safety Matters. The Company has complied and is in compliance with all environmental, health, and safety requirements, except to the extent that failure would not reasonably result in a Material Adverse Effect. The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of environmental, health, and safety requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under environmental, health, and safety requirements.

19. Pre-Completion Obligations. Seller warrants that it has materially complied with the pre-Completion obligations set forth in Article 3 of this Agreement.

20. Non-competition. For a period of eighteen (18) months following the Completion Date, Seller shall not, directly or indirectly, make any new investments in companies or businesses that compete with Buyer or the Company in the Business. The parties agree that the covenants deemed included in this warranty are, taken as a whole, reasonable in their scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants and that each of them considers the undertakings in this warranty to be no greater than is reasonable and necessary for the protection of the legitimate interests of the Buyer, provided that if any such undertaking (either taken by itself or together with other undertakings) shall be held to be void or to go beyond what is reasonable in normal circumstances but would be valid or judged reasonable if any particular undertaking were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner, then the said undertaking shall apply with such deletions, restrictions, or limitations that may be necessary to make it valid and enforceable. Seller further agrees that they will execute such documents and deeds and do such acts and things reasonably required by Buyer for the purpose of giving the Seller the full benefit of the undertakings contained in this warranty.

SCHEDULE 2

BUYER’S WARRANTIES

1. Buyer authorizations. The Buyer has taken all necessary actions to authorize the execution, delivery and performance of this Agreement in accordance with its terms.

2. Power to buy. The Buyer has full power to enter into and perform its obligations under this Agreement and can do so without the consent of any other person.

3. No Trustee. The Buyer has entered into this Agreement as principal on its own behalf and not as the agent, nominee or trustee of or for any other person.

4. No legal impediment. The execution, delivery and performance by the Buyer of this Agreement complies with:

(a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Government Agency;

(b) the constitution or other constituent documents of the Buyer; and

(c) any Encumbrance which is binding on the Buyer.

5. No liquidation or winding up. The Buyer is solvent and has not gone into liquidation or passed a winding up resolution or deregistered.

6. No receiver. No receiver or receiver and manager of any part of the undertaking or assets of the Buyer has been appointed.

7. Funding. The Buyer has available to it all funds required to consummate the transactions contemplated by this Agreement.

EXHIBIT A

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (“Agreement”), dated February 14, 2011, is entered into by and among AST Telecom L.L.C., (the “Investor”), the UNIT TRUST OF SAMOA (“UTOS”) * and SAMOATEL LTD. (the “Company”), a company organized under the laws of the Independent State of Samoa whose principal office is located at Maluafou, Apia, Samoa.

PRELIMINARY STATEMENTS

WHEREAS, the Company engages in the provision of telecommunications services within the Independent State of Samoa;

WHEREAS, prior to the date hereof, the Company was wholly-owned by the Government of the Independent State of Samoa;

WHEREAS, the Investor won a public tender process to purchase seventy five (75%) of the share capital in the Company from the Government, and the Investor and the Government have entered into a Share Sale and Purchase Agreement to govern such purchase;

WHEREAS, the Government has transferred its remaining twenty five percent (25%) ownership interest in the Company to the UTOS; and

WHEREAS, the Investor, the UTOS and the Company desire to promote their mutual interests by entering into a shareholders’ agreement in the form hereof to establish rules governing their relationships and to impose certain restrictions and obligations on the Shareholders and on the Company

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings unless otherwise specifically defined herein:

“Affiliate” means a person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity.

“Agreement” means this shareholders agreement.

*	NOTE: This draft shareholders agreement assumes that the Government will transfer its remaining shares in the Company to the Unit Trust of Samoa (“UTOS”) prior to or upon the transaction Completion Date. In the event such transfer has not yet taken place, this Agreement shall he amended accordingly and shall be entered into by the Government and then assigned to the UTOS.

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“Board” means the board of Directors of the Company.

“Bylaws” means the Model Rules adopted for use by the Company or any subsequent bylaws or rules adopted by the Company and the Shareholders in accordance with the terms of this Agreement.

“Completion” means Completion as defined in the Share Sale and Purchase Agreement.

“Completion Date” means the date of Completion.

“Company” means SamoaTel Ltd.

“Consortium Member” means a person who has a direct ownership interest in the Investor. As of the date hereof, the Consortium Members are {LIST}.

“Consortium Shares” means the shares of or interests in the Investor that are owned by the Consortium Members.

“Director” means a director of the Company.

“Dividend Policy” means the policy referred to in Section 3.1.

“Government” means the Government of the Independent State of Samoa.

“ ‘I’ Director” means any Director who has been nominated by the Investor.

“Investor” means AST Telecom L.L.C

“Shareholder” means one or both of the UTOS and the Investor.

“Shareholder Meeting” means a meeting of the Shareholders of the Company.

“Share Sale and Purchase Agreement” means the agreement dated as of January 21, 2011, by and between the Investor and the Government pursuant to which the Investor has purchased from the Government shares constituting seventy five percent (75%) of the share capital of the Company.

“Shares” means the issued shares of the Company.

“Telecommunications Business in Samoa” means the provision in or from Samoa of any local, national or international telecommunications service or the local importation, manufacture, sale, installation, maintenance, repair or distribution of any telecommunications equipment or apparatus. For purposes of this Agreement, the term “Telecommunications Business in Samoa” does not include activities undertaken on the international side of the “point-of-presence” (“POP”), nor does it include any submarine cable business.

“ ‘U’ Director” means any Director who has been nominated by the UTOS.

“Unit Trust” or “UTOS” means the Unit Trust of Samoa established on the 9th of July 2010 pursuant to the Unit Trust Act 2008.

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1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) headings and bold type are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) words importing a gender include any gender;

(d) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e) a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(f) a reference to any legislation includes any change to, consolidation or replacement of it, whether passed by the same or another government agency with legal power to do so, and any delegated legislation or proclamation issued under it;

(g) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(h) a reference to a party to a document includes that party’s successors and permitted assigns;

(i) no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Agreement or that specific provision;

(j) a covenant or agreement on the part of two or more persons binds them jointly and severally;

(k) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(l) a reference to a “claim” includes any claim or cause of action and whether made at law, in equity or under statute;

(m) a reference to a body, other than a party to this Agreement (including an institute, association or authority), whether statutory or not: (i) which ceases to exist; or (ii) whose powers or functions are transferred to another body, in either case is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(n) the word “including” means “including but not limited to” and the words “include” and “includes” have corresponding meanings; and

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ARTICLE 2

GOVERNANCE

2.1 Shareholders

(a) The Board shall consist of five (5) Directors. Each Shareholder shall have the right to nominate for election to the Board a number of Directors whose relation to the maximum number of Directors on the Board is as proportional as possible to the percentage of the Company’s Shares owned by such Shareholder; provided, however, that the Investor shall nominate not less than a majority of the directors for so long as the Investor owns more than fifty-one percent (51%) of the Company’s share capital and the UTOS shall nominate at least one Director for so long as it holds any Shares. Initially, Investor shall have the right to appoint four (4) out of the five (5) directors.

(b) The Shareholders agree to vote their Shares to elect as Directors the persons so nominated pursuant to Clause 2.1(a).

(c) If at any time between Shareholder Meetings of the Company, either Shareholder shall request (i) the removal of a Director whom such Shareholder had proposed for nomination and the election of a new nominee or (ii) the election of a nominee to fill a vacancy created by the departure from the Board of a Director whom such Shareholder had proposed for nomination, then both Shareholders shall vote their Shares to procure such removal and/or the election of such new nominee.

(d) Each Shareholder agrees that, without the consent of the other Shareholder, it will not vote its Shares at any Shareholder Meeting or permit its Directors (“I” Directors or “U” Directors as the case may be) to vote at any Board Meeting to: (i) approve or confirm the appointment or removal of the Company’s auditors; (ii) propose or approve the payment of a dividend outside the Dividend Policy; or (iii) propose or approve a listing of the Shares.

2.2 Board of Directors

(a) The Board shall be responsible for all matters relating to the Company not otherwise reserved to the Shareholders by the Bylaws or applicable law.

(b) A quorum shall exist only if at least one “I” Director and at least one “U” Director are present, except if proper notice of a Board meeting was given to the “U” director(s) at least fourteen (14) calendar days prior to the meeting, in which case presence of the “U” Director will not be a requirement for a quorum.

2.3 Conflicts of Interest. In the case of any agreement or transaction (and the taking of any action in connection therewith) between the Company and either of the Shareholders (including, in the case of the Investor, the Consortium Members and their Affiliates), the Board shall take such action as directed by the Director(s) nominated by the other Shareholder and by any independent Director(s) nominated by both Shareholders.

2.4 Cooperation Between the Shareholders

(a) The Investor and the UTOS shall (to the extent they lawfully can) exercise their respective voting rights at any Shareholders Meeting of the Company, and cause the “I” Directors and “U” Directors, respectively, to vote at any meeting of the Board or any committee of the Board, in each case in such manner as to give effect to the provisions of this Article 2.

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(b) The Investor and the UTOS each agree to vote their Shares, and to instruct their respective Directors in writing to vote at meetings of the Board, to take all action necessary and to seek whatever governmental authority is necessary to ensure that the Investor and UTOS will have, for the duration of this Agreement, all of the rights and protections contemplated for the Investor and UTOS by this Agreement notwithstanding any defect or alleged defect in the legality, propriety or structure of this Agreement.

ARTICLE 3

DIVIDEND POLICY

3.1 Dividend Policy. The Investor and the UTOS agree that the dividend policy of the Company shall be as follows: In the event that the Company has net after-tax income, the Company shall declare and pay to the Shareholders dividends in the aggregate equal to approximately twenty percent (20%) of such net after-tax income.

ARTICLE 4

NON-COMPETITION

4.1 Restrictions

(a) The Investor hereby undertakes to the Company and the UTOS that neither it nor any Consortium Member nor any Affiliate of the Investor or any Consortium Member will, directly or indirectly, carry on any Telecommunications Business in Samoa (other than through or in joint venture with the Company or as a supplier to the Company).

(b) Notwithstanding the foregoing, the Investor or any Consortium Member, or any Affiliate of the Investor or of any Consortium Member, may carry on any Telecommunications Business in Samoa if, and to the extent that, a majority of the “U” Directors consent to any such person or entity carrying on such Telecommunications Business in Samoa.

(c) The UTOS hereby undertakes to the Investor and the Company that it will not make any new investments in any Telecommunications Business in Samoa (other than through or in joint venture with the Company or as a supplier to the Company) constituting more than a ten percent (10%) ownership interest in such business, provided that it may make such investment if it relinquishes its right to retain and nominate any “U” Directors.

4.2 Reasonableness of Restrictions

The Investor acknowledges for itself and the Consortium Members, and the UTOS acknowledges for Itself, that each of them considers the undertakings in Section 4.1 to be no greater than is reasonable and necessary for the protection of the legitimate interests of the Company and each other, provided that if any such undertaking (either taken by itself or together with other undertakings) shall be held to

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be void or to go beyond what is reasonable in normal circumstances but would be valid or judged reasonable if any particular undertaking were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in any particular manner, then the said undertaking shall apply with such deletions, restrictions, or limitations that may be necessary to make it valid and enforceable. The parties further agree that they will execute such documents and deeds and do such acts and things reasonably required for the purpose of giving the Company and each other full benefit of the undertakings contained in Section 4.1.

ARTICLE 5

TRANSFER OF SHARES AND CONSORTIUM SHARES

5.1 Prohibition of Transfer of Investor’s Shares for Initial Period

(a) Subject to the exception provided for in Section 5.1(b) below, during the period of three (3) years from the Completion Date, the Investor shall not transfer or otherwise dispose of, all or any part of its holding of Shares or any interest in such Shares or enter into any agreement, option or other arrangement in respect of any such transfer or disposal without the prior written consent of the UTOS. The parties hereby acknowledge that Investor shall be permitted to charge or create or permit to be created any pledge or security interest in respect of the whole or any part of its holding of Shares.

(b) Notwithstanding the provisions of Section 5.1(a), the Investor shall be permitted to transfer a part of its holding of Shares if, and to the extent that:

(i) the Investor shall thereafter retain unencumbered all ownership and voting rights in Shares representing at least fifty-one percent (51%) of the share capital of the Company; and

(ii) the Investor shall have given the UTOS prior written notice of the transfer and consulted with the UTOS concerning the timing and terms thereof.

5.2 Consortium and/or Investor Structure. Exhibit 5.2 attached hereto contains certain additional representations and warranties by Investor. Such Exhibit is made an integral part of this Agreement.

5.3 Transfer of Shares by UTOS. The UTOS agrees to consult with the Investor concerning the timing and method of any assignment, sale or transfer of its Shares other than transfers of Shares to any entity that is part of or owned by the Government. Other than the foregoing obligation to consult, the parties acknowledge that UTOS has no restrictions on its ability to assign, sell or transfer its Shares in whole or in part.

ARTICLE 6

DURATION AND TERMINATION

6.1 Duration

This Agreement shall become effective as of the Completion Date and shall continue in full force and effect until the earliest of the following events:

(a) the parties hereto agree in writing to terminate this Agreement; or

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(b) an effective resolution is passed or a binding order is made for the winding up of the Company; or

(c) either the Investor shall own less than fifty-one percent (51%) or the UTOS shall own less than ten percent (10%) of the share capital of the Company; provided, however, that this Agreement will not terminate because of a reduction in the equity interest of either Shareholder below the applicable threshold set forth in this Clause (c) if that reduction is caused by an equity increase in the Company in which the affected Shareholder is precluded, despite its best efforts, from purchasing its pro rata share of the increase in equity.

6.2 Effect of Termination. Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination. Section 7.2 shall survive termination of this Agreement. Section 4.1 shall also survive termination of this Agreement for a period of three (3) years following such termination.

ARTICLE 7

RIGHTS OF INSPECTION, CONFIDENTIALITY AND ANNOUNCEMENTS

7.1 Rights of Inspection and Information. The Company shall permit the “I” Directors and the “U” Directors to discuss the affairs, finances and accounts of the Company with its officers and other principal executives all at such times as may be reasonably requested, and all books, records and accounts relating to the business and affairs of the Company shall, at such time, be open to the inspection of and copying by any “I” Director or “U” Director as such person may reasonably require. Any information secured as a consequence of such discussions and inspections shall be kept strictly confidential in accordance with the provisions of Section 7.2.

7.2 Confidentiality.

(a) The Investor (for itself and the Consortium Members) and the UTOS each agree to hold in strict confidence and further to procure that their respective directors, officers, employees, advisers and agents shall hold in strict confidence (i) all information concerning the Company or another Shareholder which is either marked “confidential” or is by its nature intended to be for the information of the recipient only, and (ii) all information concerning the business transactions and financial arrangements of the Company with any person with whom the Company is in a confidential relationship which comes into the knowledge of the Investor, a Consortium Member or the UTOS; unless or until the recipient party can reasonably demonstrate that any such communication, information or material is in the public domain (otherwise than through a breach of this Section) whereupon to the extent that it is in the public domain or is required to be disclosed by law, this obligation shall cease.

(b) The Investor (for itself and the Consortium members) and the UTOS shall take all reasonable steps to minimize the risk of disclosure of confidential information by ensuring that only they themselves and such of their directors, officers, employees, advisers and agents employees whose duties shall require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

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(c) If the Investor or the UTOS ceases to be a shareholder of the Company, such party shall forthwith hand over or procure the handling over to the Company of all accounts, records, documents and papers of or relating to, the Company which shall have been made available to it (or in the case of the Investor, to any Consortium Member) and all copies or other records derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing information; provided, however, that this shall not apply to information available from public records or information acquired otherwise than from any Shareholder or from the Company.

(d) The obligations contained in this Section 7.2 shall survive the termination of this Agreement, without limit in point of time, except and until such confidential information enters the public domain as set forth above.

7.3 Announcements. During the continuation of this Agreement, the Company, the UTOS and the Investor shall, subject to the requirements of applicable laws or the rules and regulations of any recognized stock exchange consult together as to the terms of, the timetable for and manner of publication of, any announcement to shareholders or employees, customers, suppliers, distributors, and sub contractors and to any recognized stock exchange or other authorities and to the media or otherwise which any of the parties may desire or be obliged to make regarding this Agreement and none of them shall issue any such announcement without the prior written consent of the others, such consents not to be unreasonably withheld.

ARTICLE 8

DISPUTE RESOLUTION

8.1 Amicable Solution. The parties shall use their best efforts to reach an amicable solution to any disputes arising out of this Agreement or its interpretation, before submitting the same to the arbitration proceeding provided in this Section.

8.2 Mandatory Arbitration. Any dispute between the parties and any claim of one of them against the other which may arise out of the execution of this Agreement and which are not amicably resolved within thirty (30) calendar days following the receipt by one of them of a request for amicable solution submitted by another party, must be decided through binding arbitration pursuant to Sections 8.3 through 8.7 of this Section.

8.3 Selection of Arbitrators. Each dispute submitted to arbitration by a party shall be decided by an arbitration tribunal made up of three arbitrators, pursuant to the following provisions:

(a) The Investor (acting on behalf of itself and the Company) and the UTOS shall each appoint one arbitrator, and these two arbitrators shall jointly appoint a third arbitrator, who shall preside over the arbitration tribunal. If the two arbitrators so appointed do not appoint a third arbitrator within thirty (30) calendar days following the date of appointment of the last of the arbitrators appointed by the parties, at the request of any of the parties the third arbitrator shall be appointed by the Secretary General of the International Arbitration Tribunal of the International Chamber of Commerce (ICC) in Paris.

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(b) If a party does not appoint its arbitrator within thirty (30) days following the date of the appointment of an arbitrator by the other party, the party which has appointed an arbitrator may request the Secretary General of the International Arbitration Tribunal of the International Chamber of Commerce (ICC) in Paris to appoint the arbitrator of the other party.

8.4 Rules of Procedure. Without prejudice to the provisions of this Agreement, the arbitration proceeding shall be governed by the arbitration rules and procedures of the United Nations Commission for International Trade Law (UNCITRAL) in force on the date of this Agreement.

8.5 Substitution of Arbitrators. If for any reason an arbitrator is not available to act as such, a substitute arbitrator shall be appointed in the same way the original arbitrator was appointed.

8.6 Nationality and Qualifications of Arbitrators. The third arbitrator appointed pursuant to Section 9.3 shall be an internationally recognized legal or technical expert with wide experience in the issues in dispute, and he may not be a citizen of the country of origin of the Investor or of Samoa. For purposes of this paragraph, country of origin means the country: (a) where the Investor or any Consortium Member has been incorporated; (b) where the headquarters of the Investor or any Consortium Member are located; or (c) of which most of the shareholders of the Investor or of any Consortium Member are citizens.

8.7 Miscellaneous. In any arbitration proceeding hereunder:

(a) Unless the parties agree otherwise, the proceeding shall take place in Samoa;

(b) The official language shall be English; and

(c) The decision of the majority of the arbitrators (or of the third arbitrator in case there is no majority) shall be final and mandatory, and its enforcement may be requested to any court having jurisdiction. The parties hereby waive any objection to such enforcement.

ARTICLE 9

OTHER PROVISIONS

9.1 Bylaws. In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Bylaws, then the UTOS and the Investor shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Bylaws.

9.2 Successors and Assigns. This Agreement shall be personal to the parties to it and may not be assigned by either party without the prior written consent of the other except as otherwise expressly provided herein.

9.3 Entire Agreement and Variation. This Agreement and the Share Sale and Purchase Agreement, and all documents to be executed in connection therewith contain the entire agreement between the parties relating to the subject matter of this Agreement and no variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

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9.4 Costs. The parties shall separately bear all legal, accountancy and other costs and expenses incurred by them in connection with this Agreement.

9.5 Interest. If a party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of such party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of three percent above the three month LIBOR rate. Such interest shall accrue from day to day.

9.6 Notices. Any notice, claim or demand requiring to be served under or in connection with this Agreement or with any arbitration or intended arbitration under this Agreement shall be in writing in English and shall be sufficiently given or served if delivered by an internationally-recognized mail or express courier service:

If to the UTOS:	Unit Trust of Samoa
Level 7
Central Bank of Samoa Building
Private Bag
Apia, Samoa
Attn: General Manager

If to the Company: {INSERT}

If to the Investor or any Consortium Member: {INSERT}

or such other address as may have previously been notified to the other party to this Agreement for this purpose. Any such notice shall be delivered by hand or by pre-paid registered post. If delivered by hand, notice shall conclusively be deemed to have been given or served at the time of delivery. If sent by by post, notice shall conclusively be deemed to have been given at the time of delivery.

9.7 Counterparts. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Samoa, without regard to its provisions relating to conflict of laws.

9.9 Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or any set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other parties or set of circumstances shall not be affected unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

9.10 Waiver. No party shall be bound by any waiver of any provisions hereof unless such waiver is set out in a written instrument signed by each of the parties hereto. The waiver of any of the parties hereto of any of its rights under this Agreement shall constitute neither a continuing waiver of the right waived nor a waiver of any other right under this Agreement.

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9.11 Anti-Dilution Opportunity. In the event of a capital call or other proposal that could result in the dilution of the UTOS’s then-existing shareholding interest, the Investor shall use its reasonable best efforts to give the UTOS an opportunity to make an investment to prevent such a dilution.

IN WITNESSWHEREOF, the parties have caused this Agreement to be executed on their behalf on the day and year first written above.

THE UNIT TRUST OF SAMOA

By:
Title:

SAMOATEL LTD.

By:
Title:

[INVESTOR]

By:
Title:

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